Exhibit 99.10

Integrity Separate Account I	PinnaclePlus

Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our reports dated April 23, 2010, (a) with respect to the statutory-basis financial statements of The Western and Southern Life Insurance Company, (b) with respect to the statutory-basis financial statements of Integrity Life Insurance Company, and (c) with respect to the financial statements of Separate Account I of Integrity Life Insurance Company, in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4 No. 333-102575) and Amendment No. 68 to the Registration Statement (Form N-4 No. 811-04844) and related Prospectus and Statement of Additional Information of Separate Account I of Integrity Life Insurance Company for the registration of the “PinnaclePlus” flexible premium variable annuity.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 23, 2010